UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2023

SYNDAX PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37708	32-0162505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building D Floor 3 35 Gatehouse Drive
Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 419-1400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on March 22, 2021, Syndax Pharmaceuticals, Inc. (“Syndax”) entered into a sales agreement (the “Prior Sales Agreement”) with Cowen and Company, LLC (“TD Cowen”), pursuant to which Syndax was permitted to sell from time to time, at its option, shares of Syndax’s common stock, par value $0.0001 per share (the “Placement Shares”), having an aggregate offering price of up to $75 million, through TD Cowen, as sales agent.

On March 26, 2023, Syndax delivered written notice to TD Cowen to terminate the Prior Sales Agreement pursuant to Section 11(b) thereof. Prior to termination, Syndax had sold Placement Shares for aggregate gross proceeds of approximately $25 million.

A copy of the Prior Sales Agreement was filed as Exhibit 1.2 to Syndax’s Registration Statement on Form S-3 (File No. 333- 254661), filed with the SEC on March 24, 2021 (the “Form S-3”). The description of the Prior Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Prior Sales Agreement filed as Exhibit 1.2 to the Form S-3.

Item 8.01 Other Events.

On May 26, 2023, Syndax entered into a sales agreement (the “New Sales Agreement”) with TD Cowen pursuant to which Syndax may sell from time to time, at its option, Placement Shares, having an aggregate offering price of up to $200 million, through TD Cowen, as sales agent. Pursuant to the New Sales Agreement, sales of the Placement Shares, if any, will be made under Syndax’s previously filed and currently effective Form S-3, at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the Nasdaq Global Select Market (“Nasdaq”) or any other trading market for the common stock.

Subject to the terms and conditions of the New Sales Agreement, TD Cowen will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of Nasdaq to sell the Placement Shares from time to time, based upon instructions from Syndax (including any price or size limits or other customary parameters or conditions Syndax may impose). TD Cowen will not purchase any Placement Shares on a principal basis pursuant to the New Sales Agreement unless expressly authorized to do so by Syndax in a Placement Notice (as defined in the New Sales Agreement). Syndax or TD Cowen may suspend the offering of Placement Shares being made through TD Cowen under the New Sales Agreement upon proper notice to the other party.

The compensation payable to TD Cowen as sales agent shall be up to 3.0% of the gross sales price of the shares sold through it pursuant to the New Sales Agreement. In addition, Syndax has agreed in the New Sales Agreement to provide indemnification and contribution to TD Cowen against certain liabilities, including liabilities under the Securities Act.

Syndax is not obligated to make any sales of Placement Shares under the New Sales Agreement. The offering of Placement Shares pursuant to the New Sales Agreement will terminate upon (a) the sale of all of the Placement Shares subject to the New Sales Agreement or (b) the termination of the New Sales Agreement in accordance with its terms.

The New Sales Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the material terms of the New Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.

The legal opinion of Cooley LLP relating to the Placement Shares being offered pursuant to the New Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the common stock discussed herein, nor shall there be any offer, solicitation, or sale of the common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Sales Agreement, dated May 26, 2023

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

Date:	May 26, 2023	By:	/s/ Michael A. Metzger
Michael A. Metzger Chief Executive Officer